February 2008 Pricing Sheet dated February 15, 2008 relating to Preliminary Pricing Supplement No. 515 dated February 6, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
Structured Investments
Opportunities in Commodities
PLUS based on the Price of Soybeans due February 25, 2010
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – FEBRUARY 15, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$19,638,000
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS
Pricing date:	February 15, 2008
Original issue date:	February 25, 2008 (5 business days after the pricing date)
Maturity date:	February 25, 2010
Payment at maturity:
If final soybean price is greater than initial soybean price,
$1,000 + leveraged upside payment
If final soybean price is less than or equal to initial soybean price,
$1,000 x commodity performance
This amount will be less than or equal to the stated principal amount of $1,000.

Maximum payment at maturity:	There will be no maximum payment at maturity.
Leveraged upside payment:	$1,000 x (commodity performance – 1) x leverage factor
Leverage factor:	130%
Commodity performance:	final soybean price/initial soybean price
Initial soybean price:	1,373.75, the soybean price on the pricing date
Final soybean price:	The soybean price on the valuation date
Soybean price:
On any day, the official settlement price per bushel of deliverable grade soybeans of the first nearby month futures contract (or, in the case of any date within 14 calendar days of the last trading day of the first nearby month futures contract, the second nearby month futures contract) stated in U.S. cents and as made public by the relevant exchange on such date.

Valuation date:	February 15, 2010, subject to adjustment for certain market disruption events
CUSIP:	6174463Q0
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$1,000	$20	$980
Total	$19,638,000	$392,760	$19,245,240

(1)  For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 515 dated February 6, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.